As filed with the Securities and Exchange Commission on November 6, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE MIDDLEBY CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	36-3352497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 Toastmaster Drive Elgin, Illinois 60120 (847) 741-3300
( Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TURBOCHEF TECHNOLOGIES, INC. 1994 STOCK OPTION PLAN
( Full title of the Plans)

Copy to:
Timothy J. FitzGerald Chief Financial Officer The Middleby Corporation 1400 Toastmaster Drive Elgin, Illinois 60120 (847) 741-3300	Shilpi Gupta Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606 (312) 407-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	6,845 shares	$390,841	$27.87

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(1)
6,845 shares of common stock, par value $0.01 per share, of The Middleby Corporation, a Delaware corporation (the “Shares”), are being registered hereunder.  Such number of Shares represents the aggregate number of Shares subject to outstanding awards or available for issuance pursuant to the 1994 stock option plan of TurboChef Technologies, Inc. (“TurboChef”), which plan was assumed by The Middleby Corporation (“Middleby” or the “Company”) in connection with the merger of TurboChef with and into Chef Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Middleby, effective as of January 5, 2009 (the “Merger”).  The Shares consist of outstanding options to purchase approximately 6,845 shares under the TurboChef Technologies, Inc. 1994 Stock Option Plan with a weighted average exercise price of $57.10 per share.  The number of Shares subject to outstanding awards or available for issuance under the plan as of the closing of the Merger and registered hereunder and the applicable exercise price have been calculated pursuant to the exchange ratio set forth in the Agreement and Plan of Merger, dated as of August 12, 2008, as amended on November 21, 2008, by and among Middleby, TurboChef and Chef Acquisition Corp.  In the event of a stock split, stock dividend, or similar transaction involving the Company’s common stock, the number of Shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) of the Securities Act, based upon 6,845 Shares subject to outstanding options with a weighted average exercise price of $57.10 per share.

EXPLANATORY NOTE

The Company entered into an Agreement and Plan of Merger, (the “Merger Agreement”), dated as of August 12, 2008, as amended on November 21, 2008, with TurboChef and Merger Sub.  Pursuant to the Merger Agreement, TurboChef merged with and into Merger Sub. As a result of the merger, each TurboChef stockholder received 0.0486 shares of the Company’s common stock and $3.67 in cash, without interest, for each share of TurboChef common stock held.

Pursuant to the Merger Agreement, the Company assumed the plan set forth on the cover page hereto (the “Plan”).

The Company files this Registration Statement on Form S-8 (the “Registration Statement”) relating to its shares of common stock, par value $0.01 per share, issuable pursuant to the Plan.

PART I

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference.

A.	The Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009, filed with the Commission on March 4, 2009.

B.	The Company’s Quarterly Reports on Form 10-Q for the periods ended April 4, 2009 and July 4, 2009, as filed with the Commission on May 14, 2009 and August 13, 2009, respectively.

C.	The Company’s Current Reports on Form 8-K, filed with the Commission on January 6, 2009, January 9, 2009, April 27, 2009, May 1, 2009 and May 13, 2009.

D.
The description of the Company’s common stock contained in Item 1 on Form 8-A filed with the Commission on September 8, 2005, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.  A report on Form 8-K furnished to the Commission shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.          DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL

Skadden, Arps, Slate, Meagher & Flom LLP has issued an opinion regarding the validity of the shares of Common Stock offered hereby.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Company's certificate of incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The effect of these provisions in the Company's certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions do not alter the liability of directors under federal securities laws.

The Company's certificate of incorporation requires the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by applicable law.  The Company is also required under its certificate of incorporation to advance, to the maximum extent permitted by law, expenses incurred in connection with any such action, suit or proceeding so long as the director or officer undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified.

Under Section 145 of the DGCL, (i) the Company may indemnify a director or officer in connection with an action, suit or proceeding (other than in connection with actions by or in the right of the Company) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, in the case of any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.  In addition, under Section 145 of the DGCL, the Company may indemnify a director or officer in connection with an action or suit by or in the right of the Company against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that the Company may not so indemnify the director or officer if the director or officer is adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, the director or officer is entitled to indemnification of such expenses which such court deems proper.  Under Section 145 of the DGCL, expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in Section 145 of the DGCL.  In accordance with DGCL Section 145, such expenses (including attorneys' fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The Company maintains an officers' and directors' liability insurance policy insuring the Company's officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such officers and directors.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.          EXHIBITS

See Index to Exhibits on page 8.

ITEM 9.          UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided , however , that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the 1933 Act to any purchaser:

(i)   If the Registrant is relying on Rule 430B:

(A)   Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the 1933 Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)   If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining liability of the Registrant under the 1933 Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Elgin, Illinois, on this 6th day of November, 2009.

The Middleby Corporation, a Delaware corporation

By:	/s/ Timothy J. FitzGerald
Timothy J. FitzGerald
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Timothy J. FitzGerald and Martin M. Lindsay, and each or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 6, 2009.

Signature	Title

/s/ Selim A. Bassoul	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
Selim A. Bassoul

/s/ Timothy J. FitzGerald	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Timothy J. FitzGerald

/s/ Robert B. Lamb	Director
Robert B. Lamb

/s/ Ryan Levenson	Director
Ryan Levenson

/s/ John R. Miller III	Director
John R. Miller III

/s/ Gordon O’Brien	Director
Gordon O’Brien

/s/ Philip G. Putnam	Director
Philip G. Putnam

/s/ Sabin C. Streeter	Director
Sabin C. Streeter

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1
TurboChef Technologies, Inc. 1994 Stock Option Plan, as amended (incorporated by reference to Exhibit 4.3 to TurboChef’s Registration Statement on Form S-8, Registration No. 333-81571, filed with the Commission on June 25, 1999).

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney (included on signature page to this Registration Statement)

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